Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Advanced Semiconductor Engineering, Inc. on Form S-8 of our report dated February 6, 2004 appearing in the Annual Report on Form 20-F of Advanced Semiconductor Engineering, Inc. for the year ended December 31, 2003, which report expresses an unqualified opinion and includes an explanatory paragraph which explains that accounting principles generally accepted in the Republic of China vary in certain significant respects from accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche Deloitte & Touche Kaohsiung, Taiwan The Republic of China

December 20, 2004